Exhibit 10.9
November 8, 2022
Personal & Confidential
James David Guilfoyle
Houston, TX

Dear Jim,
Your International Assignment
Current Location: LyondellBasell Tower (LBT), Houston, Texas, U.S.A. (the “home location”)
Assignment location: LyondellBasell Rotterdam (LBR), The Netherlands (the “host location”)
Planned assignment period: Thirty-six (36) months (the “Term”) estimated to begin January 1, 2023 (the “Start Date”) and end December 31, 2025 (subject to the pre-conditions below)
Assignment Status: Accompanied/spouse
Further to recent discussions, this letter confirms the terms of your assignment by Lyondell Chemical Overseas Services, Inc. (the “Company”) to perform duties for the benefit of its affiliate LyondellBasell Industries Holding B.V. (the “Host Group Member”) at the host location. The assignment is subject to you:
a.obtaining all necessary passport and immigration documents to enable you to live and work in the host location; and
b.remaining employed by the Company or another Group Member (as defined below), your performance remaining satisfactory and you not being subject to any disciplinary action.
Because your spouse will accompany you to the host location, she must obtain the necessary passport and immigration documents prior to the move to enable her to reside in the host location.
Neither the Company nor any of its parents, subsidiaries and affiliated companies within the LyondellBasell Industries N.V. group of companies (collectively the “Group” and with respect to each company a “Group Member”) has any obligations under this letter or in relation to your assignment until these conditions are met and you commence your assignment.
Your position for your assignment is Senior Vice President, O&P EAMEI (Europe, Africa, Middle East, and India). You will report to Ken Lane, Executive Vice President, O&P, or such other person or position as may be directed by the Company from time to time. You will work at the LyondellBasell Rotterdam office. You may be called upon to undertake business travel during the assignment pursuant to LyondellBasell’s business needs.

Assignment Benefits and Allowances
You will be entitled to the assignment benefits and allowances set out in the LyondellBasell Expatriate Long-Term International Assignment Procedure (as amended by the Company or for the Group from time to time) (the “Procedure”). A copy of the current Procedure is set out at Appendix C to this letter. All benefits and allowances (and the Procedure itself) are subject to change at any time by the Company (and by or for the Group) in their respective sole discretion.
Compensation/Remuneration
Accompanying this letter as Appendix B is a document setting out the complete compensation package for your assignment. For the avoidance of doubt, your salary will be $793,100 USD gross per annum and deemed to include the holiday allowance that you might be entitled to by virtue of the fact that you are working in the host location. Per the Procedure, your compensation package is updated each April.
Your entitlement to incentive pay, if any, will be determined in accordance with the terms and conditions applying from time to time in the home location.
As outlined below, you will continue to be eligible for severance benefits, subject always to the remaining terms of this letter, and by signing this letter, you agree that neither your international assignment nor your appointment as Senior Vice President, O&P EAMEI triggers such severance benefits.
You will continue to participate in the home location’s social security system where possible. In the event that this is not, or ceases to be possible, where practical and subject to local law requirements, you will be enrolled in the host country scheme. Subject to local law requirements in the host location, the Company will maintain your participation in the home location Company pension scheme.
Annual Paid Leave / Vacation
Your current annual paid leave / vacation entitlement will not be varied and will continue to be based on the home country leave entitlement procedure/policy. You will be entitled to the public holidays observed in the host location in addition to your ordinary leave entitlement.
Further, if you would have been entitled to more paid holidays in your home location, you will be provided the difference as floating holidays to be taken within the calendar year. You will be notified annually if you are eligible for additional floating holidays.
You will not be entitled to the host location work-time reduction days for the period of your assignment.

Taxation Matters
Your remuneration will be tax normalized in accordance with the Procedure. Some of the terms and conditions applying to this tax normalization are set out in Appendix A.
Insurance Cover for Family Members and Other Dependents
The Company will not accept responsibility for the provision of any form of general liability coverage relating to the death or disability of partners, spouses, children, other family members or dependents of employees, outside of our standard medical insurance.
Termination
The Company cannot guarantee the length of any assignment. The Company may end your assignment at any time during the Term. This does not impact either the Company’s or your rights to terminate your employment, which may be terminated in accordance with the requirements of home country law. Your employment relationship with the Company will remain “at-will” during your assignment, meaning that your employment with the Company can be terminated by you or the Company at any time, without notice, for any reason or no reason. Termination of your employment automatically terminates your assignment.
While you will not be eligible for benefits under the LyondellBasell Executive Severance Plan (the “Severance Plan”) when based outside of the United States, in the event that your employment is terminated during the assignment period by you for Good Reason (as defined in the Severance Plan) or by Lyondell Chemical Overseas Services, Inc. for reasons other than Cause (as defined in the Severance Plan), your death or your Disability (as defined in the Severance Plan), you will be entitled to payment of a cash benefit in an amount equal to the payment set forth under Section 4(a) of the Severance Plan less the amount of any statutory severance or redundancy payments as well as the amount of your continued pay during any period of garden leave and any relevant mandatory deduction. Such severance benefit is subject to your execution of a customary release of claims and will be paid within 60 days after the date of your termination of employment.
General Conditions
The Company retains the discretion to modify the terms and conditions of your assignment at any time. Your assignment is subject to the terms of the Procedure and the documents referred to in it, each as modified by this letter and as amended by the Company or for the Group from time to time. The Company’s policy and procedures established in the home location will continue to apply during your assignment, except as otherwise required by the laws of host location. You are expected to comply with the applicable policies of the Group Member in the host location at which you work, and all other local rules and regulations, in relation to your conduct at work during your assignment. Save as modified by the terms of your assignment, your terms and conditions of employment with the Company remain unchanged.

You will not, except as set out in this letter or the Procedure, be entitled to any benefits, compensation or entitlements offered in the host location. To the extent that as a matter of law you become entitled to any locally required benefits, compensation or entitlements offered in the host location, you acknowledge and agree that the compensation and benefits provided in connection with your assignment satisfy these locally required benefits, compensation and entitlements. Your assignment is governed by, and any disputes about your assignment or its terms are to be determined in accordance with, the laws of the home location.
I would like to take this opportunity to wish you every success for your assignment.

Yours sincerely,

/s/ Holly Beer	November 9, 2022
HR Director	Date

/s/ Dale Friedrichs	November 9, 2022
SVP- Chief Human Resources Officer	Date

Acceptance:
I have read and understood the terms and conditions in this letter and hereby agree to and accept this assignment on the terms and conditions as outlined above and in the Procedure. I confirm that I had a discussion/meeting with a member of the Global Mobility Team during which the expatriate policy was explained and my questions were answered.

/s/James D. Guilfoyle	November 8, 2022
Signature: James D. Guilfoyle	Date

APPENDIX A – CERTAIN DEDUCTION AND REPAYMENT OBLIGATIONS
In consideration of the benefits and allowances to be provided to me in connection with my assignment, I voluntarily acknowledge and agree that:
•any tax normalization arrangements implemented by the Company (as defined in the assignment letter to which this forms Appendix A) in connection with my assignment provide a significant benefit to me. I understand that the withholding of hypothetical tax and payment of actual tax by the Company on my behalf during my assignment are an integral part of the tax normalization arrangement. I authorize the Company to withhold from payment by it to me (including my wages) from time to time, to the extent permitted by law, the amount of hypothetical tax calculated by the Company in accordance with its tax normalization arrangements;
•the Company’s tax normalization arrangements include a reconciliation of my and the Company’s respective responsibilities and liabilities to the other under the Company’s tax normalization arrangements. I promise to pay the Company, within 30 days of a request to do so, any amount determined as a result of such reconciliation to be owed by me. Further, I authorize the Company, at its election, to withhold from any payment by it to me (including my wages) from time to time, to the extent permitted by law, any such amount owed by me;
•if there are circumstances which prevent me from paying my tax advances within 30 days after a request to do so (e.g., as a result of refunds received late from the taxing authority) I will notify the Company in writing describing the circumstances. I understand that merely providing such notice will not release me in any way from my obligation to the Company but that the Company reserves the sole right to offer me an adjusted repayment schedule based upon the reasons set out in my written notice; and
•if I fail to comply with the responsibility to provide the relevant tax consultants with complete information soon after the close of the relevant financial year to ensure that the required home and host country income tax returns are prepared and filed on a timely basis to avoid the imposition of penalties or interest, I will be fully responsible for any and all penalties and interest assessed.
These procedures are effective from the date of my international assignment and will continue through my repatriation and beyond as necessary for assignment-related income.

/s/James D. Guilfoyle	November 8, 2022
Signature: James D. Guilfoyle	Date